Exhibit 99.1

   Jack in the Box Inc. Affirms Strategic Plan to Become a National
                          Restaurant Company;
  Updates Fourth Quarter Earnings Forecast and Provides First Quarter
                       and Fiscal 2006 Guidance;
      Announces Three-Year $150 Million Share Repurchase Program

    SAN DIEGO--(BUSINESS WIRE)--Sept. 21, 2005--Jack in the Box Inc. (NYSE:JBX) today announced that its board of directors has affirmed the organization's long-term strategy to become a national restaurant company. The goal was approved during the board's annual budget and strategic plan review last week. Since announcing its strategic plan three years ago, the company has executed a multifaceted growth strategy and is making progress to reinvent the Jack in the Box(R) brand by upgrading its menu, service levels and restaurant facilities.
    "To realize our vision of being a national restaurant company, we will focus on three key strategic initiatives: profitably growing the business, reinventing the Jack in the Box brand, and driving product innovation and building customer loyalty for all of our brands," said Linda Lang, president and chief operating officer. "To be a leader in the quick-serve and fast-casual segments of the restaurant industry, our brands must deliver on the ever-increasing expectations of consumers. Unit growth alone will not ensure future success or inspire our stakeholders. To increase market share and shareholder value, we must become a preferred destination for consumers."

    Key Elements of Updated Strategic Plan: Profitably Growing the
Business

    The company will continue to execute a multifaceted growth strategy designed to grow same-store sales and to improve profits and returns on invested capital by focusing on the following:

    --  New unit growth of Jack in the Box restaurants and Quick
        Stuff(R) convenience stores in existing and contiguous markets;

    -- Increasing the number of franchised Jack in the Box restaurants through new unit growth and continued sales of restaurants to franchisees; and

    --  Aggressive franchise growth of Qdoba Mexican Grill(R).

    Reinventing the Jack in the Box Brand

    The company will continue to pursue a holistic approach to reinvent the Jack in the Box brand, its second major strategic initiative, to further differentiate the chain from other quick-serve restaurants. Key elements of brand reinvention include:

    --  Menu innovation;

    --  Upgrading service execution;

    --  Re-imaging existing restaurant facilities; and

    --  Leveraging the JBX Grill(TM) experience and learnings.

    "By developing innovative products and using high-quality ingredients such as hearth-baked ciabatta bread, we can continue to make the Jack in the Box menu relevant to a broader customer base," Lang said. "We'll continue to evaluate trends in other industry segments, and leverage the extensive resources at our Innovation Center, from test kitchens to consumer research facilities, to efficiently deliver those products in a quick-serve environment."
    Lang said the restaurant re-imaging program, which is currently in test at several locations, entails comprehensive interior and exterior enhancements that more effectively integrate Jack's personality into the facility. Interior and exterior design elements are planned to include new color schemes, furniture, lighting, flooring and landscaping, as well as music, menu boards, product packaging and employee uniforms.

    Driving Product Innovation and Building Customer Loyalty

    The third major strategic initiative focuses on driving product innovation and building customer loyalty for each of the company's brands.
    "Successful execution of this strategy can create relevance among a broader base of guests and build long-term customer loyalty to Jack in the Box, Qdoba and Quick Stuff," Lang said. "For our Jack in the Box and Qdoba brands, that means developing a pipeline of differentiated products that guests crave as well as enhancing our existing products to create menus that drive incremental traffic, build average check and foster brand loyalty."

    Key Initiatives: Entering New Contiguous Markets

    The company's multifaceted growth strategy calls for Jack in the Box to enter new contiguous markets in fiscal 2006. Leveraging the company's convenience-store concept, the first restaurants in these new markets will be constructed adjacent to Quick Stuff stores, which include a major-brand fuel station.
    "By leveraging our convenience-store concept as a tool for new market expansion, we can benefit from the combined revenues and shared development costs of three separate businesses, while securing the best possible locations in high-traffic areas," Lang said. "Additionally, we have an existing infrastructure of operations and distribution capabilities to efficiently support new restaurants in contiguous markets."

    Cancel Test of JBX Grill(TM)

    As part of its strategic plan, the company has decided to cancel its test of JBX Grill as a stand-alone fast-casual burger and sandwich concept. The company believes that the innovative menu, service initiatives and creative restaurant design elements of JBX Grill can be best leveraged across the existing 2,000 restaurants comprising the core Jack in the Box brand rather than through a separate concept. This strategy will require lower capital investments and is likely to generate higher returns.
    "In addition to testing a new facility design and guest-service initiatives, JBX Grill was a great catalyst for developing innovative products, many of which we were able to deliver at our Jack in the Box restaurants, like Natural Cut Fries and our line of ciabatta burgers and sandwiches, including the new Ciabatta Breakfast Sandwich that we introduced earlier this month," Lang said.
    The decision to cease the testing of JBX Grill will result in an after-tax charge of approximately $2 million, or 5 cents per diluted share, in the fourth quarter of fiscal 2005.

    Share Repurchase Program

    The company said today that its board of directors has authorized a $150 million program to repurchase shares of the company's common stock at prevailing market prices, in the open market or in private transactions, from time to time at management's discretion, over the next three years. Repurchases under the program are subject to bank approval, which the company expects to obtain. Such repurchases will be made using the company's own cash resources and are intended over time to offset the dilutive impact of stock options and maintain average shares outstanding at approximately 37 million shares.

    Fiscal Year 2005 Update

    The company now estimates fourth-quarter same-store sales at Jack in the Box to increase approximately 1.5 percent compared with approximately 3.0 percent previously forecast, with the decrease primarily due to lower-than-expected sales of the chain's new Ultimate Club premium sandwich and higher gasoline prices, which may now be impacting consumer habits. For fiscal 2005, Jack in the Box same-store sales are now estimated to increase approximately 2.0-2.5 percent compared with an increase of approximately 2.5-3.0 percent previously forecast. The lower same-store sales growth along with higher-than-expected utility costs are forecast to negatively impact the fourth-quarter and fiscal-year earnings by approximately 2 cents per diluted share. Same-store sales at Qdoba are now expected to increase in the low double-digit range for fiscal 2005 compared with a mid single-digit increase previously forecast. Qdoba is expected to be accretive to earnings for the year.
    As a result of the after-tax charge related to JBX Grill (approximately 5 cents), which was described above, and the lower same-store sales estimate and higher utility costs (approximately 2 cents), the company now expects to earn approximately 56 cents per diluted share in the fourth quarter and $2.45 per diluted share in fiscal 2005.
    The following table compares fiscal year 2005 guidance with fiscal year 2004 results after adjusting for certain items in both years and the 53rd week in fiscal 2004:

                                             Fiscal 2005  Fiscal 2004
                                               Forecast      Actual
                                             -------------------------
Forecast/Actual Diluted EPS                   $     2.45   $     2.02
Comparable Adjustments:
 Charge related to JBX Grill in Q4,
  FY 2005                                           0.05            -
 Nonrecurring tax-rate reduction
  in Q3, FY 2005                                   (0.06)           -
 Charge related to refinancing of the
  company's credit facility in Q1, FY 2004             -         0.15
 Effect of 53rd week in Q4, FY 2004                    -        (0.03)
                                             -------------------------
Comparable Forecast/Actual Diluted EPS        $     2.44   $     2.14
                                             =========================

    The fiscal 2005 forecast represents a 14.0 percent increase over the comparable fiscal 2004 results.

    Fiscal Year 2006 Guidance

    For fiscal 2006, ending Oct. 1, 2006, earnings per diluted share are expected to be approximately $2.50-$2.54 versus approximately $2.45 forecast in 2005. The fiscal year 2006 guidance includes the effect of expensing stock options, as required by SFAS 123R, of approximately 15 cents per diluted share. The forecast for fiscal 2005 does not include the expensing of stock options. The following table compares guidance for fiscal years 2006 and 2005 after adjusting in fiscal 2005 for stock option expense estimated at 14 cents per diluted share (excluding the effect of accelerated vesting of retiree's stock options) and certain items:

                                      Fiscal 2006       Fiscal 2005
                                       Forecast          Forecast
                                   -----------------------------------
Forecast Diluted EPS                $   2.50 - 2.54       $      2.45
Comparable Adjustments:
 Effect of stock options if
  expensed in FY 2005                             -             (0.14)
 Nonrecurring tax-rate reduction
  in Q3 of FY 2005                                -             (0.06)
 Charge related to JBX Grill
  in Q4, FY 2005                                  -              0.05
                                   -----------------------------------
Comparable Forecast Diluted EPS     $   2.50 - 2.54       $      2.30
                                   ===================================

    Fiscal 2006 earnings guidance represents a 9-10 percent improvement over the comparable 2005 forecast. The primary assumptions on which earnings guidance is based are as follows, in approximate amounts:

    -- The opening of 45-55 new company and franchised Jack in the Box restaurants, including 13-15 new Quick Stuff convenience stores, compared with 45-50 restaurants, including 15 Quick Stuff sites, forecast in 2005; 85-95 new company and franchised Qdoba restaurants compared with 75-80 forecast in 2005.

    -- A 2.0-2.5 percent increase in Jack in the Box same-store sales on top of a 2.0-2.5 percent increase forecast in 2005. Qdoba same-store sales are estimated to increase in the mid single-digit range on top of a low double-digit increase forecast in 2005.

    --  Restaurant operating margin at 17.4 percent of sales versus
        16.9 percent currently forecast in 2005, due primarily to lower food costs, principally beef and produce, as well as fixed-cost leverage on same-store sales growth and Profit Improvement Program initiatives.

    -- Other revenues of $34-36 million, primarily related to the sale of 60-65 Jack in the Box restaurants to franchisees, compared with approximately $32 million forecast in 2005, primarily related to the sale of 58 company restaurants to franchisees.

    -- The effective tax rate is forecast at approximately 37-37.5 percent.

    -- Capital expenditures are estimated at $140-150 million compared with approximately $125 million forecast in 2005, with the increase due in part to investments associated with re-imaging approximately 100-150 Jack in the Box restaurants in 2006.

    First Quarter Fiscal 2006 Guidance

    For the first quarter ending Jan. 22, 2006, earnings per diluted share are expected to be approximately 67-69 cents versus 68 cents in the prior year. The quarter's guidance includes the effect of expensing stock options, as required by SFAS 123R, of approximately 4 cents per diluted share in fiscal 2006. First-quarter fiscal 2005 results did not include the expensing of stock options of 5 cents per diluted share. The following table compares 2006 guidance with 2005 results after adjusting for stock option expense:

                                     First Quarter    First Quarter
                                      Fiscal 2006       Fiscal 2005
                                       Forecast           Actual
                                   -----------------------------------
Forecast/Actual Diluted EPS         $   0.67 - 0.69       $      0.68
Comparable Adjustments:
  Effect of stock options
   if expensed in FY 2005                         -             (0.05)
                                   -----------------------------------
Comparable Forecast/Actual
  Diluted EPS                       $   0.67 - 0.69       $      0.63
                                   ===================================

    First-quarter fiscal 2006 earnings guidance represents a 6-9 percent improvement over the prior year after adjusting for the effect of expensing stock options in 2005. The primary assumptions on which first-quarter earnings guidance is based are as follows, in approximate amounts:

    -- The opening of 8-10 new company and franchised Jack in the Box restaurants, including 2-4 new Quick Stuff convenience stores, compared with 11 restaurants, including 3 Quick Stuff sites, in 2005; approximately 20-25 new company and franchised Qdoba restaurants compared with 22 in 2005.

    -- A 1.5-2.0 percent increase in Jack in the Box same-store sales on top of a 2.2 percent increase in 2005.

    --  Restaurant operating margin at 16.9 percent of sales versus
        16.3 percent in 2005, due primarily to lower food costs, principally beef and produce, and Profit Improvement Program initiatives.

    -- Other revenues of $8-10 million, primarily related to the sale of 14-16 Jack in the Box restaurants to franchisees, compared with approximately $9 million in 2005, primarily related to the sale of 13 company restaurants to franchisees.

    About Jack in the Box Inc.

    Jack in the Box Inc. (NYSE:JBX), based in San Diego, is a restaurant company that operates and franchises Jack in the Box(R) restaurants, one of the nation's largest hamburger chains, with more than 2,030 restaurants in 17 states. Through a wholly owned subsidiary, the company also operates and franchises Qdoba Mexican Grill(R), an emerging leader in fast-casual dining, with more than 220 restaurants in 35 states. For more information, visit www.jackinthebox.com.

    Safe Harbor Statement

    Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that are subject to substantial risks and uncertainties. These statements may be identified by the use of words such as "believes," "estimates," "expects," "forecasts," "intends," "likely to provide," "plan," "will," and other words of similar meaning.
    The following are some of the factors that could cause the company's actual results to differ materially from those expressed in the forward-looking statements: costs may exceed projections, including costs for food ingredients and packaging; costs related to new construction and Jack in the Box remodels; costs of utilities, fuel and labor, including increases in the minimum wage, workers' compensation and other insurance and healthcare; costs related to pending or future legal claims; potential variances between estimated and actual liabilities; changes in actuarial assumptions and discount rates and the related possibility of increased pension expense; decisions by management to curtail or cease investment in under-performing assets or markets which can result in impairment charges; delays in the remodeling or opening of restaurants; the availability of financing on terms satisfactory to franchisees and potential franchisees; timely payment of franchisee obligations due the company; the continuation of positive relationships with the company's franchisees, and the franchisees' continuing willingness to participate in company strategies; the risk that the company may not realize expected or consistent amounts of gain on the sale of franchises or the expected number of franchises to be sold; the risk that the company may not fully realize the potential benefits of its acquisition of Qdoba; the risk that the company's new concepts, products, promotions, service and re-image initiatives may not be as successful as the company anticipates; the effect of product withdrawals and the impact of competition; the effects of potential weakness in or failure of internal controls; adverse regional weather conditions; adverse business, economic and other local or national conditions or events that affect consumer confidence and spending patterns, such as concerns about food safety; the effect of any widespread negative publicity regarding the company or the foodservice industry in general; the effects of war and terrorist activities; changes in government regulations; changes in accounting standards, policies and practices; and the possibility of unforeseen events affecting business in general. This press release includes estimated adjustments to forecasted results. These adjustments estimate the impact of events that management believes should be considered separately when comparing year to year results. The actual impact of these events may differ from the company's estimates. Further information about factors that could affect the company's financial and other results is included in the company's fiscal year 2004 annual report on Form 10-K and its periodic reports on Forms 10-Q and 8-K filed with the Securities and Exchange Commission. The information in this press release is as of September 20, 2005. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information, future events or otherwise.

    Use of Non-GAAP Financial Information

    In this press release, the company provides earnings per diluted share determined in accordance with generally accepted accounting principles (GAAP) and earnings per diluted share excluding (i) a fiscal 2004 charge related to refinancing, which was recorded in interest expense and (ii) the effect of the 53rd week of fiscal year 2004. This non-GAAP financial measure is used by management to evaluate financial and operating performance. Management does not consider the refinancing charge to be directly related to operating results for the period. Not all fiscal years have 53 weeks. Use of this non-GAAP measure also facilitates comparisons between current and prior period financial results, estimates of future results and to the results of the company's competitors. This financial measure is also comparable to forecasts made by securities analysts and others, which generally exclude special items, as they are difficult to predict in advance. Non-GAAP measures are not intended to be a substitute for net earnings determined in accordance with GAAP.

    CONTACT: Jack in the Box Inc.
             Brian Luscomb, 858-571-2229
             brian.luscomb@jackinthebox.com